Exhibit 99.1

Superclick Announces Shareholder Approval of Merger with Affiliate of AT&T

January 18, 2012 (MONTREAL) — Superclick, Inc. (OTCBB:SPCK.OB; “Superclick” or the “Company”), a technology leader in IP infrastructure management and converged network design solutions, today announced that its shareholders have voted to approve the adoption of the agreement and plan of merger, dated September 23, 2011, providing for the merger of the company with AT&T Corp., an entity controlled by AT&T, Inc., at a special meeting of shareholders held today.

Approximately 80% of the shares voting at today’s special meeting of shareholders voted in favor of the proposal to adopt the agreement and plan of merger, which represented approximately 55% of the company’s total outstanding shares of common stock as of the November 25, 2011 record date. A quorum of approximately 76% of the company’s total outstanding shares of common stock as of the record date was present in person or by proxy at the meeting.

Upon consummation of the merger, the company’s shareholders will receive $0.268 in cash for each share of the company’s common stock. The transaction is expected to close within the next day.

The transaction is subject to the satisfaction or waiver of a number of customary closing conditions as set forth in the agreement and plan of merger and discussed in detail in the definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission by Superclick on November 29, 2011.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Superclick Networks Inc. serves leading hospitality brands including Accor, Fairmont & Raffles Hotels, Four Seasons Hotels, Intercontinental Hotels Group, Jumeirah, Kimpton Hotels, Mandarin Oriental Hotels, Marriott Hotels International, Shangri-La Hotels and Starwood in Canada, North America, the Middle East and Asia. Superclick Networks is also partnering with IBM Global Services in the development of products and services designed to address strategic opportunities in key growth markets on a worldwide basis.